Exhibit 10.3

John M. Dionisio	213.593.8000	tel
Chairman and CEO	213.593.8730	fax

AECOM
555 South Flower Street
Suite 3700
Los Angeles, California 90071-2300

March 8, 2012

Richard G. Newman

Horne Consulting, LLC

2024 La Mesa Drive

Santa Monica, CA 90402

Dear Dick,

I am writing to inform you that we would like to renew the term of your consulting agreement, dated May 4, 2010, as amended April 21, 2011, with AECOM for an additional year.  The term of the agreement will be extended from April 1, 2012 to March 31, 2013, and may be further extended annually upon mutual written agreement.  Your consulting schedule is expected to be in the range of 20% to 30% of a full time commitment, or 50 — 75 days for the year, exclusive of any time you spend fulfilling your duties as a member of AECOM’s Board of Directors, with a consulting fee of $8,000 per day based on specific work assignments.  In addition, we will pay to you a retainer not to exceed $120,000 against invoices that you provide from time to time.  All other terms and conditions of your consulting arrangement for the additional year will remain unchanged from those in your prior consulting agreement.

If you agree to these terms, please sign and date this letter in the space indicated below.

I look forward to the opportunity to continue working together.

Sincerely,

/s/ John M. Dionisio
John M. Dionisio
Chairman and CEO

AGREED AND ACCEPTED:

Horne Consulting, LLC

By:	/s/ Richard G. Newman	Date:	May 4, 2012
Title:	Member

By:	/s/ Richard G. Newman	Date:	May 4, 2012
Name:	Richard G. Newman,
as an individual